Exhibit 99.1

November 17, 2016

LiveRamp Announces Acquisition of Arbor and Circulate

Further extends lead in omnichannel identity resolution across online and mobile channels

Doubles network of publisher partners and accelerates expansion of IdentityLink platform

SAN FRANCISCO, Nov. 17, 2016 /PRNewswire/ — LiveRamp™, an Acxiom® company (NASDAQ: ACXM) and leading provider of omnichannel identity resolution, today announced that it has entered into definitive purchase agreements to acquire Arbor and Circulate, two companies at the forefront of helping publishers connect people-based data to the marketing ecosystem, for total cash consideration of approximately $140 million. In addition, the Company will issue $50 million of Acxiom stock awards replacing unvested equity.

The acquisitions increase the scale of LiveRamp’s omnichannel identity graph and network. The combined strength of LiveRamp, Arbor and Circulate enable brands to expand people-based marketing beyond Google and Facebook, while allowing publishers to better support marketer’s people-based initiatives.

“The ability to execute people-based marketing at scale across mobile and online channels is important for us,” said Vitaly Tsivin, Senior Vice President of Business Intelligence at AMC Networks, “and the more consumers we can reach in digital channels the better. We’re excited about this improvement to LiveRamp’s identity resolution platform.”

“This is a huge win for the LiveRamp ecosystem and the biggest set of actions we could have taken to increase the value of our network and thereby deliver more value to our clients and partners,” said Travis May, President and General Manager at LiveRamp. “These acquisitions both increase the deterministic reach we can provide marketers and gives us the ability to help all publishers tap into people-based marketing budgets.”

In their October, 2016 report “The Strategic Role of Identity Resolution,” Forrester Research highlighted this capability as a foundational element of any marketing cloud, noting that it was critical for marketers to recognize consumers in digital channels in order to apply context to marketing. The report notes that, “For customer-obsessed marketers, customer recognition in single channels isn’t enough; identity resolution spans every interaction and provides a broad view of the customer, creating the strategic foundation for cross-channel marketing.”

Arbor and Circulate double LiveRamp’s publisher partnerships to more than 450 and bring strong “mobile-first” technology, international reach, and impressive teams to LiveRamp.

“We saw this as a great opportunity to accelerate adoption and the value we deliver,” said David Yaffe, CEO of Arbor. “With IdentityLink, we’ll be able to empower our publishers with new tools, insights and relationships that build on our current industry-leading monetization platform.”

Ari Jacoby, CEO of Circulate, noted “Our publishers provide a global footprint when it comes to identity-based data. “As part of LiveRamp, we can help them better monetize that data working with marketers who want to reach global audiences, and accelerate LiveRamp’s global expansion.”

“The Arbor and Circulate teams bring a wealth of experience to LiveRamp, and it’s great to have them on board,” added May. “These acquisitions will allow us to both increase the value we provide to marketers—we’re particularly excited Arbor and Circulate are ‘mobile first’ companies that will increase our people-based reach in this key medium—and accelerate our ability to extend our identity resolution platform across the marketing ecosystem with the launch of IdentityLink for publishers early next year.”

Financial Impact

The addition of Arbor and Circulate extends LiveRamp’s leadership in identity resolution and provides meaningful scale to drive growth and value for Acxiom’s shareholders. In fiscal 2017, Arbor and Circulate are expected to contribute approximately $5 million in revenue and be neutral to non-GAAP diluted earnings per share. In addition, Acxiom expects the transactions to be dilutive by $0.11 to GAAP diluted earnings per share due to higher non-cash compensation and estimated purchased intangible asset amortization. In fiscal 2018, Acxiom expects the transactions to be accretive to both EBITDA and non-GAAP diluted earnings per share.

Fiscal 2017 Guidance Update

Acxiom’s non-GAAP guidance excludes the impact of non-cash compensation, estimated purchased intangible asset amortization, restructuring charges and separation and transformation costs.

For fiscal 2017, Acxiom now expects to report:

•	Revenue in the range of $865 million to $875 million

•	GAAP diluted earnings per share of approximately $0.01

•	Non-GAAP diluted earnings per share of approximately $0.60

Conference Call

Acxiom will hold a conference call at 2:00 p.m. PT today to further discuss the transaction. The conference call will be webcast live on the Company’s website investors.acxiom.com and will be available for replay. The conference call is also accessible via telephone by dialing 877-710-0217 or 408-427-3845 for international callers and using Conference ID code 20744053.

A slide presentation will be referenced during the call and can be accessed here.

About LiveRamp

LiveRamp offers brands and the companies they work with identity resolution that is integrated throughout the digital ecosystem, and provides the foundation for omnichannel marketing. Our services transform the technology platforms used by our clients into people-based marketing channels that improve the relevancy of marketing, and ultimately allow consumers to better connect with the brands and products they love. LiveRamp is an Acxiom company, delivering privacy- safe solutions to market and honoring the best practices of leading associations including the Digital Advertising Alliance’s (DAA) ICON and App Choices programs. For more information, visit www.liveramp.com.

About Acxiom

Acxiom provides the data foundation for the world’s best marketers. We enable people-based marketing everywhere through a simple, open approach to connecting systems and data that drives seamless customer experiences and higher ROI. A leader in identity and the ethical use of data for more than 45 years, Acxiom helps thousands of clients and partners around the globe work together to create a world where all marketing is relevant. For more information, visit www.acxiom.com.

Forward-Looking Statements

This release may contain forward-looking statements including, without limitation, statements regarding the anticipated reach of the marketing platform, future availability of services and capabilities, timing and benefits and the economic and accounting impacts, timing and benefits associated with the acquisitions of Arbor and Circulate by Acxiom. The following are factors, among others, that could cause actual results to differ materially from these forward-looking statements: the likelihood and timing the transactions will close; the ability to realize the benefits of the transactions at the expected times or at all; the ability of the acquired businesses to retain existing business relationships and key employees; and other risks and uncertainties, including those detailed from time to time in our current and periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A. RISK FACTORS” in our Annual Report on Form 10-K for the year ended March 31, 2016, which was filed with the Securities and Exchange Commission on May 27, 2016.

With respect to the provision of products or services outside our primary base of operations in the United States, all of the above factors apply, along with the difficulty of doing business in numerous sovereign jurisdictions due to differences in scale, competition, culture, laws and regulations.

We undertake no obligation to update the information contained in this press release or any other forward-looking statement.

Acxiom

Lauren Dillard, 650-372-2242

Investor Relations

investor.relations@acxiom.com

Meggan Powers, 650-455-7532C

Corporate Communications

meggan.powers@acxiom.com

Logo - http://photos.prnewswire.com/prnh/20161011/427644LOGO

To view the original version on PR Newswire, visit:http://www.prnewswire.com/news-releases/liveramp-announces-acquisition-of-arbor-and-circulate-300365476.html

SOURCE LiveRamp

News Provided by Acquire Media